UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 18, 2014
ASIA PACIFIC BOILER CORPORATION
(Exact name of registrant as specified in its charter)
Nevada	333-176312	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Unit 10 & 11, 26th Floor, Lippo Centre Tower 2, 89 Admiralty, Hong Kong
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		+852 3875 3362
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2014, Yang Chin Leong resigned as Secretary of Asia Pacific Boiler Corporation (the “Company”) and was concurrently appointed as Director of the Company. Mr Leong remains as the Company’s Chief Financial Officer and Treasurer. Mr. Leong’s resignation was not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise.

Also on March 18, 2014, the Company appointed Hogan Zhang as its Secretary and also appointed and Qin XiuShan as a Director. Qin XiuShan also acts as the Company’s President.

Hogan Zhang, age 25 - Secretary

Hogan Zhang is in an investment analyst and associate with investment experience in several industries including the financial institutions group, real estate, gaming and natural resources. He also has corporate finance and investment banking experience with BNP Parabis where he was an analyst in equity capital markets (2011), Aktis Capital Limited where he was a private equity analyst (2012).  Mr. Zhang currently works with G Capital Limited as a private equity associate and with Asia Capital Resources Holdings as a private equity associate.  Mr. Zhang also holds a BSc. from the Chinese University of Hong Kong.  Management of the Company appointed Hogan Zhang as secretary because they believe his corporate finance and equity market knowledge and experience will be an asset to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA PACIFIC BOILER CORPORATION
/s/ John Gong
John Gong
President and Director

Date:	March 24, 2014